Exhibit 99.1

               Avnet Announces Adoption of Majority Vote
                   Standard for Director Elections

    PHOENIX--(BUSINESS WIRE)--Sept. 26, 2005--Avnet Inc. (NYSE: AVT) today announced that its board of directors has amended the company's Corporate Governance Guidelines to include a provision that any director who receives a greater number of votes "withheld" from his or her election than votes "for" such election shall submit to the board a letter of resignation for consideration by the Corporate Governance Committee.
    Roy Vallee, Avnet's chairman and CEO, stated, "We have an outstanding and highly independent board of directors and they have enjoyed the support of our shareholders by overwhelmingly positive votes in the past. This provision reflects a proactive approach to this issue and Avnet's commitment to corporate governance. The board will continue to study this issue and will advise the company's shareholders by the end of May 2006 whether it would recommend further action."

    About Avnet

    Avnet enables success from the center of the technology industry, providing cost-effective services and solutions vital to a broad base of more than 100,000 customers and 300 suppliers. The company markets, distributes and adds value to a wide variety of electronic components, enterprise computer products and embedded subsystems. Through its premier market position, Avnet brings a breadth and depth of capabilities that help its trading partners accelerate growth and realize cost efficiencies. Avnet and the recently acquired Memec (closed July 5, 2005) generated combined revenue in excess of $13 billion in the past year through sales in approximately 70 countries. Visit Avnet's Investor Relations Web site at www.ir.avnet.com or contact us at investorrelations@avnet.com.



    CONTACT: Avnet Inc., Phoenix
             Vincent Keenan, 480-643-7053 (Investor Relations) investorrelations@avnet.com